Exhibit 10.29

2400 Bayshore Parkway Suite 200 Mountain View, CA 94043 650.386.3100 Tel 650.386.3101 Fax www.mappharma.com

June 18, 2008

Donald Kellerman

419 Rutherglen Drive

Cary, North Carolina 27511

Re: Offer of Employment – Sr. Vice President, Clinical Development and Medical Affairs

Dear Don:

We are pleased to offer you the position of Sr. Vice President, Clinical Development and Medical Affairs with MAP Pharmaceuticals, Inc. Your compensation will be $12,307.69 per pay period, annualized to $320,000.

As a key executive staff member, you are eligible to participate in our fiscal year 2008 Management-By-Objectives (MBO) program at a participation level of up to 35% of your base salary. This fiscal year begins January 1, 2008. The MBO contains performance based tasks and goals mutually established between you and management and will be prorated for the remainder of the fiscal year. This program is subject to annual review by the Board of Directors.

We will also recommend that our Board of Directors grant you an option to purchase 60,000 shares of MAP Pharmaceuticals common stock. The issuance of this grant, and the final number of shares granted, is subject to the approval of our Board. The option price will be the closing price of our common stock on the date the option is granted by the Board, as quoted on the Nasdaq Global Market. The option will be governed by the terms and conditions of the MAP Pharmaceuticals 2007 Equity Incentive Plan and your individual grant agreement, including the vesting schedule and other requirements set forth in the agreement.

In addition, we will recommend that the Board grant an option to purchase an additional 40,000 shares of MAP common stock on the same date, and at the same option price, as the first option grant. Such shares will vest in accordance with our standard vesting schedule (as calculated from the commencement of employment) subject to filing with the FDA of an NDA from MAP for either UDB or MAP0004 on or before a date to be determined by the Board that is subsequently accepted for review by the FDA. If neither NDA is accepted for review by the FDA following filing by the milestone date, this grant will automatically terminate without vesting of any shares.

2400 Bayshore Parkway Suite 200 Mountain View, CA 94043 650.386.3100 Tel 650.386.3101 Fax www.mappharma.com

Donald Kellerman

June 18, 2008

In order to assist you with your move, MAP Pharmaceuticals will pay the following relocation package:

A.	One additional house hunting trip to California

B.	Up to four (4) return trip tickets to North Carolina

C.	Professional packing and moving of household goods and two vehicles

D.	Up to 12 months storage of household goods

E.	Three months temporary housing (lodging)

F.	COLA of $2,500 gross for up to twelve (12) months until your North Carolina home is sold, such payment to commence after company paid temporary housing is completed.

G.	Should you (1) elect to purchase a home here in California as your primary residence rather than renting, (2) have sold your North Carolina home, and (3) purchase a home here within the first 15 months of your employment with MAP, MAP will provide a mortgage differential payment equal to $3,000 for the first 12 months following that purchase, $2,000 for months 13-24 and $1,000 for months 25-36. (Note: Items F & G cannot be paid concurrently)

H.	$10,000 gross settling-in allowance at time of home rental or purchase

I.	$30,000 gross Sign-on Bonus

All monies included in this relocation package are considered taxable and will be subject to tax withholding by the company. If you voluntarily terminate your employment with MAP Pharmaceuticals within one year of your start date, you will be responsible for reimbursing the Company 100% of your total relocation package, and pro rata should you leave within two years.

This offer is contingent upon the successful completion of our employment background check, employment references, and drug test. You will be provided with information and instructions on the completion of these items and cannot begin your employment until cleared results have been received.

MAP Pharmaceuticals offers an attractive employee benefit plan, which you will find summarized in the enclosed Benefits Overview. Please note that you are eligible to participate in the 401(k) Retirement and Investment Plan and also in the ESPP (Employee Stock Purchase Plan) during scheduled enrollment periods.

In compliance with the Immigration Control Act of 1986, it is necessary for you to provide documentation indicating your legal right to work in the U.S. This may be in the form of a U.S. Passport, foreign passport with appropriate work visa; or a photo I.D. such as a driver’s license and social security card, voter’s registration card or birth certificate. Please bring this documentation with you when you meet with the Human Resources Department on your start date with MAP Pharmaceuticals, Inc.

2400 Bayshore Parkway Suite 200 Mountain View, CA 94043 650.386.3100 Tel 650.386.3101 Fax www.mappharma.com

Donald Kellerman

June 18, 2008

You must sign the Employee Proprietary Information and Inventions Assignment Agreement, two copies of which are attached, as a condition of your employment. Please sign this letter, along with both copies of the Employee Proprietary Information and Inventions Assignment Agreement, and return these documents no later than Thursday, June 19, 2008 to the Human Resources Department to confirm your acceptance.

Employment with MAP Pharmaceuticals is at-will and is for no specified period. Just as you have the right to terminate your employment at any time, for any reason, the Company also has the right to terminate your employment at any time, for any reason or for no reason, with or without cause or notice. This letter sets forth the terms of your employment with MAP Pharmaceuticals and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Chief Executive Officer of the Company.

Don, we believe this position with MAP Pharmaceuticals offers you an exciting opportunity for growth in a dynamic and challenging environment. We feel that you will bring the experience and personal characteristics that will help the Company continue its successful growth in the biotech/pharmaceutical industry and we look forward to having you join our dedicated team! We hope you can start you employment with us on Monday, July 14, 2008.

If you have any questions, please do not hesitate to contact me at (650) 386-3181.

Very truly yours,

/s/ Timothy S. Nelson
Timothy S. Nelson
President and CEO

Enclosures

ACKNOWLEDGMENT AND ACCEPTANCE OF THE TERMS STATED ABOVE:

/s/ Donald Kellerman	07-14-2008
Signature	Agreed upon start date